RESTATED ARTICLES OF INCORPORATION
                                       OF
                              HOMESEEKERS.COM, INC.


                                    ARTICLE I
                                      NAME
                                      ----

         The name of the Corporation shall be HomeSeekers.com, Incorporated.

                                   ARTICLE II
                                    PURPOSES
                                    --------

         The purpose for which the Corporation is formed is to engage in any lawful business or activity under the laws of the State of Nevada.

                                   ARTICLE III
                                  CAPITAL STOCK
                                  -------------

         Section 1. Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Five Million Two Hundred Thousand (55,200,000) shares, consisting of Fifty Million (50,000,000) shares of common stock, par value One-Tenth of One Cent ($.001) per share (the "Common Stock"), Five Million (5,000,000) shares of Class A preferred stock, par value One-Tenth of One Cent ($.001) per share (the


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"Class A Preferred Stock"), and Two Hundred Thousand (200,000) shares of Class B preferred stock, par value Ten Dollars ($10.00) per share (the "Class B
Preferred Stock"). The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Class A and Class B Preferred Stock shall hereinafter be prescribed by resolution of the Board of Directors pursuant to Section 4 of this Article III.

         Section 2.  Common Stock.

                  (a) Dividend Rate. The holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

                  (b) Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock.

                  (c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Common Stock shareholders shall share equally and ratably in the Corporation's assets available for distribution according to the laws of the State of Nevada.

                  (d) No Cumulative Voting, Conversion, Redemption, or Preemptive Rights.

The holders of Common Stock shall not have any cumulative voting, conversion, redemption, or preemptive rights.

         Section 3.  Stockholders.

                  (a) Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only in the manner provided in the Bylaws.

                  (b) Action of Stockholders. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be effected at a duly called annual or

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special meeting of such holders or by the written consent of a majority of the shareholders entitled to vote.

         Section 4.  Preferred Stock.

                  (a) Consideration. The Board of Directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more classes or series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles of Incorporation, as amended from time to time, and to determine with respect to each such class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock or any class or series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside these Articles of Incorporation), the rate of dividend to which holders of Preferred Stock of any class or series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock of such class or series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable).

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                  (b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such class or series, and the number of shares of Preferred Stock of such class or series authorized by the Board of Directors to be issued shall be made and signed by, acknowledged and filed in the manner prescribed by the Nevada Revised Statutes. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

                                   ARTICLE IV
                             DIRECTORS AND OFFICERS
                             ----------------------

         Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The authorized number of directors of the Corporation shall be fixed from time to time (and increased or decreased) as provided in the Bylaws of the Corporation.


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         Section 2. Classified Board. The Directors shall be classified, with respect to the time for which they severally hold office, into two classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws, one class to hold office initially for a term expiring at the 1995 annual meeting of stockholders, and another class to hold office initially for a term expiring at the 1996 annual meeting of stockholders, with the members of each class to hold office until their successors have been duly elected and qualified. At each annual meting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election and until their successors have been duly elected and qualified.

         Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, assignability, settlement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of

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Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

         Section 4. Removal. Any director or directors may be removed from office at any time by the affirmative vote of the holders of greater than fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         Section 5. Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer of the Corporation for:

                  (a) Acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

                  (b) The payment of distributions in violation of Nevada Revised Statutes Section 78.300.

         Section 6. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Corporation in its Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of

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the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

         Section 7. Repeal and Conflicts. Any repeal or modification of Sections 5 or 6 above approved by the stockholders of the Corporation shall be prospective only. In the event of any conflict between Sections 5 or 6 of this Article and any other Article of the Corporation's Articles of Incorporation, the terms and provisions of Sections 5 or 6 of this Article shall control.

                                    ARTICLE V
                             NON-ASSESSMENT OF STOCK
                             -----------------------

         The capital stock of this Corporation, after the amount of the subscription price has been paid in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                   ARTICLE VI
                                    DURATION
                                    --------

         The corporation shall have perpetual existence.

                                   ARTICLE VII
                                   AMENDMENTS
                                   ----------

         These Articles of Incorporation may be amended only in compliance with Chapter 78 of the Nevada Revised Statutes.


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